Exhibit 10.1

OCONEE STATE BANK

ANNUAL OFFICERS’ CASH INCENTIVE PLAN

PHILOSOPHY OF PLAN:

The Officers’ Annual Cash Incentive Plan (“the Plan”) is designed to provide an incentive for the Bank’s officers to achieve operating results above industry norms and to achieve carefully targeted improvements in areas where weaknesses may exist.  These aims go beyond standard job descriptions for officer positions, and therefore, the Plan should not be viewed as a substitute for the administration of policies on base salaries or cost-of-living adjustments.  The Plan is designed to provide monetary reinforcement for enhanced productivity, in a manner similar to commissioned sales programs in manufacturing industries.  The Bank is seeking a way to let its officers feel an ownership interest in bottom line results.  This aim is consistent with any company’s long-term objective – to maximize value for shareholders.

The Bank’s Board of Directors, on an annual basis, approves various performance factors for inclusion in the Plan.  These factors include internal factors, which are judged based on the Bank’s performance in comparison to budgeted goals, as well as external factors, which are judged based on the Bank’s performance in comparison with its peer group as reported quarterly in the Uniform Bank Performance Report (UBPR) as published by the FDIC.

The design of the Plan is consistent with bank regulatory concerns for the safety and soundness of the banking system.  Performance goals are carefully selected to reward CAMELS factors, with major emphasis on profitability and growth.  The mix of goals is such that officers will not be tempted to sacrifice long-term health for short-term gains.

ADMINISTRATIVE RULES:

The following rules shall be the written policy statement on Plan administration:

(1)

An officer must be employed by the Bank on December 31 of a plan year to receive his or her incentive award.  An officer who leaves employment during the course of the year is not entitled to any pro-rated award payments.  In the event that an officer leaves as a result of a disability, any awards will be adjusted in a fair and equitable manner.

(2)

Officers who are newly elected at the customary Board of Directors meeting (normally February) will be allowed to participate fully in the Plan as if elected January 1.  Officers who are newly elected prior to July 1 will be allowed to participate in the Plan on a pro-rated basis according to their election date.  Any officer elected subsequent to July 1 will be allowed to participate at the beginning of the next full plan year.

(3)

Once the Plan is established for any given year, it will be left in place with no changes.  Officers deserve fixed ground rules and goals to aim for.  Management’s selection of (a) participants and maximum awardable percentages of base salary; (b) internal and external performance goals; (c) sliding scales for standards of performance; and (d) each officer’s performance measurement grid, should remain in place until reviewed at the start of a new plan year.

EXTRAORDINARY ITEMS:

Extraordinary items will be adjusted for comparison to budget as follows:

(1)	Add back annualized cash incentive plan general ledger accruals for the plan year.

(2)	Add back securities losses or subtract securities gains for the plan year.

(3)	Adjust for any major unjust enrichments or major unplanned expanses not in the budget for the plan year.

QUARTERLY REVIEWS:

A quarterly update of the Plan model will be prepared on a quarterly basis and distributed to participating officers.  The Plan administrator will discuss the results of the changes in the Bank’s performance and its impact on the Plan with the participating officers.

YEAR-END PAYOUT:

The Plan model will be updated for the final payout as soon as possible after December 31.  Since certified audit results will not be available, the best unaudited estimate of net income will be used.  The September 30 UBPR ratios will be used since the December 31 UBPR will not be available until March.  The awards must be distributed within 2½ months after December 31 to qualify as a deductible expense on the Bank’s federal tax return.  The payout of awards should be ready for distribution to participants by mid-February.  The awards are W-2 wages to the participants and as such will be subject to federal and state withholding tax and FICA in the year received.

After the certified audit and the December 31 UBPR is received, a final run of the model will be done to measure the difference between the actual amounts paid out and the final results.  Any differences will be adjusted into the following year’s awards and payouts for each officer.  If an officer leaves the Bank’s employ with an amount due to the officer from a previous year, the Bank will pay the amount due.  Any negative adjustments will not be charged to officers who leave the Bank.